Exhibit 99.1

Contact:	Michael R. Sand,
President & CEO Dean J. Brydon, CFO (360) 533-4747 www.timberlandbank.com

Timberland Bancorp Announces Second Fiscal Quarter Results

•	Net Income of $5.05 Million and EPS of $0.60
•	Allowance for Loan Losses Increased 20%
•	Return on Average Assets of 1.56%
•	Return on Average Equity of 11.39%
•	Announces $0.20 Quarterly Cash Dividend

HOQUIAM, WA – April 28, 2020 - Timberland Bancorp, Inc. (NASDAQ: TSBK) (“Timberland” or “the Company”) today reported net income of $5.05 million for the quarter ended March 31, 2020 compared to $6.11 million for the comparable quarter one year ago and $6.65 million for the preceding quarter.  Earnings per diluted common share (“EPS”) were $0.60 for the current quarter compared to $0.72 for the comparable quarter one year ago and $0.78 for the preceding quarter.  Net income for the quarter ended March 31, 2020 was reduced by a $2.00 million provision to the loan loss reserve due to the economic uncertainties associated with the COVID-19 pandemic.  This provision reduced the quarter’s EPS approximately $0.19 and increased the allowance for loan losses to 1.29% of loans receivable from 1.07% at December 31, 2019.

For the first six months of fiscal 2020, Timberland earned $11.70 million, or $1.38 per diluted common share, compared to net income of $11.73 million, or $1.39 per diluted common share, for the first six months of fiscal 2019.

Timberland’s Board of Directors declared a quarterly cash dividend to shareholders of $0.20 per common share payable on May 29, 2020, to shareholders of record on May 15, 2020.

“Staff efforts in March and April were primarily dedicated toward working to defer payments for borrowers adversely affected by Washington’s shelter-in-place proclamation, processing and booking Paycheck Protection Program (“PPP”) loans and managing a significant increase in residential mortgage loan refinance activity,” commented Michael Sand, President and CEO.  “Timberland’s strong profitability and earnings retention over many years has significantly strengthened the Company’s capital base.  With a Tier 1 leverage capital ratio of 12.75% and a tangible common equity to tangible assets ratio of 12.33% we are confident of persevering and managing through these unprecedented and challenging economic times. The Company holds substantial on balance sheet liquidity and has ready access to ample external, and currently inexpensive, sources of liquidity, if needed.”

“In late March we received our first requests for payment deferrals from businesses that had been adversely affected by operating restrictions brought on by the Coronavirus.  Staff worked diligently with borrowers to provide initial 90-day payment deferrals with interest continuing to accrue or scheduled to be paid monthly.  Depending on the timing of operating restriction relief in Washington State, extensions to the initial payment deferral periods for customers operating in certain business segments may be warranted.  We will continue to monitor our loan portfolio diligently in light of the significant impact the Coronavirus has had on business and commercial clients in our local market areas.  We have added a schedule of commercial real estate credits by type and a summary of loan payment deferrals later in this release.  During April we obtained SBA approval for approximately 570 PPP applicants with loan requests aggregating to approximately $99.1 million.  The funding of PPP loans approved from this first SBA allocation was completed on April 25, 2020 providing needed financial support to many small businesses in our communities.  The opportunity for consumers to lock in long-term low interest rate residential mortgage loans has not gone unnoticed.  As a consequence, we have seen a significant uptick in one- to four-family residential refinancing requests, the majority of which are conforming and destined for sale to the Federal Home Loan Mortgage Corporation.”

“During the quarter Timberland repurchased 56,601 shares of stock before making the decision on March 16, 2020 to temporarily suspend further buyback activity.  Upon due deliberation and thoughtful consideration Timberland’s directors declared a regular $0.20 divided as noted above.”

Timberland Fiscal Q2 2020 Earnings
April 28, 2020

Second Fiscal Quarter 2020 Earnings and Balance Sheet Highlights (at or for the period ended March 31, 2020, compared to December 31, 2019, or March 31, 2019):

   Earnings Highlights:
•
Net income for the first six months of fiscal 2020 was $11.70 million compared to $11.73 million for the first six months of fiscal 2019; EPS was $1.38 for the first six months of fiscal 2020 compared to $1.39 for the first six months of fiscal 2019;

•
Net income (after a $2.00 million provision for loan losses) was $5.05 million for the current quarter compared to $6.11 million for the comparable quarter one year ago and $6.65 million for the preceding quarter;  EPS was $0.60 for the current quarter compared to $0.72 for the comparable quarter one year ago and $0.78 for the preceding quarter;

•	Return on average equity and return on average assets for the current quarter were 11.39% and 1.56%, respectively;
•	Net interest margin was 4.27% for the current quarter compared to 4.51% for the comparable quarter one year ago and 4.43% for the preceding quarter; and
•	Efficiency ratio was 50.04% for the current quarter compared to 55.66% for the comparable quarter one year ago and 49.43% for the preceding quarter.

   Balance Sheet Highlights:
•	Total assets increased 7% year-over-year and 4% from the prior quarter;
•	Total deposits increased 5% year-over-year and 4% from the prior quarter;
•	Net loans receivable increased 4% year-over-year and decreased 1% from the prior quarter; and
•	Book and tangible book (non-GAAP) values per common share increased to $21.42 and $19.38, respectively, at March 31, 2020.

Operating Results

Operating revenue (net interest income before the provision for loan losses, plus non-interest income excluding recoveries on investment securities and BOLI death benefit claims) increased 6% to $16.56 million from $15.65 million for the comparable quarter one year ago and decreased 2% from $16.84 million for the preceding quarter.  Operating revenue increased 7% to $33.39 million for the first six months of fiscal 2020 from $31.24 million for the comparable period one year ago.

Net interest income increased 1% to $12.88 million for the current quarter from $12.73 million for the comparable quarter one year ago and decreased 1% from $13.00 million for the preceding quarter.  Timberland’s net interest margin (“NIM”) for the current quarter was 4.27% compared to 4.51% for the comparable quarter one year ago and 4.43% for the preceding quarter.  The NIM for the current quarter was increased by approximately 15 basis points due to the accretion of $107,000 of the fair value discount on loans acquired in the South Sound Acquisition and the collection of $320,000 in pre-payment penalties, non-accrual interest, and late fees.  The NIM for the preceding quarter was increased by approximately 13 basis points due to the accretion of $146,000 of the fair value discount on loans acquired in the South Sound Acquisition and the collection of $233,000 in pre-payment penalties, non-accrual interest and late fees.  The NIM for the comparable quarter one year ago was increased by approximately 11 basis points due to the accretion of $301,000 of the fair value discount on loans acquired in the South Sound Acquisition and the collection of $16,000 of non-accrual interest.  Net interest income increased 3% to $25.88 million for the first six months of fiscal 2020 from $25.07 million for the first six months of fiscal 2019.  Timberland’s net interest margin for the first six months of fiscal 2020 was 4.35% compared to 4.49% for the first six months of fiscal 2019.

A $2.00 million provision for loan losses was made during the current quarter compared to no provision for loan losses for the comparable quarter one year ago and a $200,000 provision for loan losses for the preceding quarter.  The current quarter’s provision was due to economic uncertainties associated with the COVID-19 pandemic.  As a result of the $2.00 million provision, Timberland’s allowance for loan losses increased 20% to $11.89 million at March 31, 2020 from $9.88 million at December 31, 2019.

Non-interest income decreased 7% to $3.68 million for the current quarter from $3.94 million for the comparable quarter one year ago (which prior quarter included a $1.00 million BOLI death benefit claim) and decreased 7% from $3.94 million for the preceding quarter.  The decrease in non-interest income compared to the preceding quarter was primarily due to a $217,000 decrease in gain on sale of loans, a $122,000 decrease in service charges on deposits, a $100,000 decrease in recoveries on investment securities, and smaller decreases in several other categories.  These decreases were partially offset by a $283,000

Timberland Fiscal Q2 2020 Earnings
April 28, 2020

recovery of a previously charged-off receivable acquired in the South Sound Acquisition.  This recovery is recorded in the “Other” non-interest income category for the current quarter.  The decrease in gain on sale of loans was primarily due to a decrease in the dollar amount of fixed rate one- to four-family loans that were sold during the current quarter.  The decrease in service charges on deposits was primarily due to a decrease in overdraft fee income and a decrease in service charges collected on commercial accounts.  The recoveries on investment securities were higher for the preceding quarter due to the payoff of several investment securities for which other than temporary impairment (“OTTI”) had previously been recorded.  Fiscal year-to-date non-interest income increased 6% to $7.62 million from $7.21 million for the first six months of fiscal 2019.

Total operating expenses for the current quarter decreased 11% to $8.29 million from $9.28 million for the comparable quarter one year ago and decreased 1% from $8.37 million for the preceding quarter.  The decrease in operating expenses compared to the preceding quarter was primarily due to a $101,000 decrease in salaries and employee benefits expenses, an $81,000 decrease in ATM and debit card processing expenses, a $69,000 decrease in data processing and telecommunications expenses, and smaller decreases in several other categories.  These increases were partially offset by a $145,000 increase in premises and equipment expenses (including gains on disposition of premises and equipment), and smaller increases in several other categories.  The net premises and equipment expenses for the preceding quarter was reduced by a $99,000 gain on the sale of land acquired in the South Sound Acquisition.  The efficiency ratio for the current quarter was 50.04% compared to 55.66% for the comparable quarter one year ago and 49.43% for the preceding quarter.  Fiscal year-to-date operating expenses decreased 7% to $16.66 million from $17.84 million for the first six months of fiscal 2019.  The efficiency ratio for the first six months of fiscal 2020 improved to 49.73% from 55.27% for the first six months of fiscal 2019.

The provision for income taxes for the current quarter decreased $490,000 to $1.23 million from $1.72 million for the preceding quarter and decreased $52,000 from $1.28 million for the comparable quarter one year ago, primarily due to provisioning $2.00 million to the allowance for loan loss reserve which caused lower income before income taxes.  Timberland’s effective income tax rate was 19.5% for the quarter ended March 31, 2020, compared to 20.5% for the quarter ended December 31, 2019 and 17.3% for the quarter ended March 31, 2019.  The effective income tax rate for the comparable quarter one year ago was lower primarily due to a BOLI death benefit claim which increased the percentage of non-taxable income for the quarter.

Balance Sheet Management

Total assets increased $82.53 million, or 7%, to $1.32 billion at March 31, 2020 from $1.24 billion one year ago and increased $52.56 million, or 4%, from $1.27 billion at December 31, 2019.  The quarterly increase in asset size was primarily due to increases in total cash and cash equivalents and CDs held for investment, which were partially offset by a decrease in net loans receivable.  The increase in total assets was funded primarily by an increase in total deposits and, to a lesser extent, Federal Home Loan Bank of Des Moines (“FHLB”) borrowings.

Net loans receivable increased $34.37 million, or 4%, to $907.66 million at March 31, 2020 from $873.28 million one year ago and decreased $5.49 million, or 1%, from $913.15 million at December 31, 2019.  The decrease during the quarter was primarily due to a $4.09 million decrease in one- to four-family mortgage loans, a $3.81 million decrease in construction loans, a $3.30 million increase in the undisbursed portion of construction loans in process, a $2.01 million increase in the allowance for loan losses, and smaller decreases in several other loan categories.  These decreases were partially offset by a $5.25 million increase in commercial real estate loans and a $2.97 million increase in multi-family loans.

Timberland Fiscal Q2 2020 Earnings
April 28, 2020

Loan Portfolio
($ in thousands)
	March 31, 2020		December 31, 2019		March 31, 2019
	Amount	Percent	Amount	Percent	Amount	Percent

Mortgage loans:
One- to four-family (a)	$125,285	13%	$129,373	13%	$130,413	13%
Multi-family	81,298	8	78,326	8	74,816	8
Commercial	444,276	44	439,024	44	417,223	43
Construction - custom and
owner/builder	119,175	12	124,530	12	120,789	12
Construction - speculative one-to four-family	14,679	1	18,764	2	20,014	2
Construction - commercial	37,446	4	36,670	4	42,157	4
Construction - multi-family	34,026	3	33,290	3	29,399	3
Construction - land
development	5,774	1	1,656	--	8,782	1
Land	29,333	3	29,419	3	22,471	2
Total mortgage loans	891,292	89	891,052	89	866,064	88

Consumer loans:
Home equity and second
mortgage	38,972	4	39,103	4	41,609	4
Other	3,829	--	4,093	--	4,606	1
Total consumer loans	42,801	4	43,196	4	46,215	5

Commercial business loans	73,622	7	73,790	7	68,073	7
Total loans	1,007,715	100%	1,008,038	100%	980,352	100%
Less:
Undisbursed portion of
construction loans in
process	(85,474)		(82,172)		(94,471)
Deferred loan origination
fees	(2,694)		(2,834)		(2,856)
Allowance for loan losses	(11,890)		(9,882)		(9,741)
Total loans receivable, net	$907,657		$913,150		$873,284
_______________________
(a)	Does not include one- to four-family loans held for sale totaling $5,798, $5,420 and $3,068 at March 31, 2020, December 31, 2019 and March 31, 2019, respectively.

Timberland Fiscal Q2 2020 Earnings
April 28, 2020

The following table details Timberland’s commercial real estate mortgage loan portfolio by collateral type at March 31, 2020:

Commercial Real Estate Mortgage Loan (“CRE”) Portfolio Breakdown by Collateral ($ in thousands)

Collateral Type	Amount	Percent
Office buildings	$81,338	18%
Industrial warehouses	68,454	16
Medical/dental offices	52,517	12
Restaurants	37,479	8
Other retail buildings	35,248	8
Other multi-use commercial	31,322	7
Hotels/motels	29,934	7
Convenience stores	19,207	4
Mobile home parks	15,607	4
Shopping centers	14,598	3
Nursing homes	14,373	3
Churches	12,117	3
Other industrial facilities	10,441	2
Commercial condominiums	9,271	2
Mini-storage facilities	8,167	2
Other	4,203	1
Total commercial real estate	$444,276	100%

Within Timberland’s commercial business loan portfolio (non-CRE) resides a segment of restaurant loans totaling $22.7 million in outstanding balances at March 31, 2020.  As additional security for these loans, Timberland held cash collateral of $5.8 million at March 31, 2020 which amount is maintained at not less than 25% of the segment’s associated outstanding loan balances.  Unless prior arrangements are made, and Timberland consents, loans falling more than four weeks delinquent are eligible for purchase out of Timberland’s portfolio in accordance with a Marketing and Servicing Agreement in existence since March 6, 2014.  As an accommodation, Timberland has agreed to temporarily extend the purchase requirement to 12 weeks before a purchase is required from the portfolio.  An additional sixteen commercial business loans with aggregate balances of $3.08 million support restaurants and coffee stand operations and eight of these loans, with balances totaling $2.68 million, are associated with U.S. Small Business Administration (“SBA”) guarantees.

Through April 24, 2020, Timberland had approved 90-day payment deferrals (with interest continuing to accrue or be paid monthly) for 158 commercial business and commercial real estate loans with loan balances aggregating to $111.26 million.  Of this number, 14 were SBA guaranteed loans aggregating to $9.36 million, the majority of which are likely to terminate the deferral period to access the recently enacted six-month SBA loan payment facility.  An additional 11 consumer mortgage loans totaling $2.91 million were approved for payment deferrals as well as of April 24, 2020.

Timberland originated $100.47 million in loans during the quarter ended March 31, 2020, compared to $64.47 million for the comparable quarter one year ago and $132.55 million for the preceding quarter.  Timberland continues to sell fixed-rate one- to four-family mortgage loans into the secondary market for asset-liability management purposes and to generate non-interest income.  Timberland also periodically sells the guaranteed portion of SBA loans.  During the second quarter of fiscal 2020, fixed-rate one- to four-family mortgage loans and SBA loans totaling $27.49 million were sold compared to $12.16 million for the comparable quarter one year ago and $34.56 million for the preceding quarter.

Timberland’s investment securities and CDs held for investment increased $7.42 million, or 5%, to $161.58 million at March 31, 2020, from $154.16 million at December 31, 2019.  The increase was primarily due to a $6.22 million increase in CDs held for investment as the Company put a portion of its excess overnight liquidity into higher-earning CDs during the quarter.

Timberland’s liquidity continues to remain strong.  Liquidity, as measured by the sum of cash and cash equivalents, CDs held for investment, and available for sale investment securities, was 25.6% of total liabilities at March 31, 2020, compared to 21.4% at December 31, 2019, and 22.6% one year ago.

Timberland Fiscal Q2 2020 Earnings
April 28, 2020

Deposit Breakdown ($ in thousands)

	March 31, 2020		December 31, 2019		March 31, 2019
	Amount	Percent	Amount	Percent	Amount	Percent
Non-interest-bearing demand	$316,328	28%	$297,676	27%	$287,338	27%
NOW checking	308,165	27	303,493	28	302,540	29
Savings	182,321	16	175,610	16	165,309	15
Money market	133,839	12	134,131	13	149,150	14
Money market – reciprocal	11,794	1	8,159	1	8,636	1
Certificates of deposit under $250	138,906	13	133,271	12	132,678	12
Certificates of deposit $250 and over	31,088	3	28,933	3	22,736	2
Certificates of deposit – brokered	3,207	--	3,204	--	3,207	--
Total deposits	$1,125,648	100%	$1,084,477	100%	$1,071,594	100%

Total deposits increased $41.17 million, or 4%, during the current quarter to $1.13 billion at March 31, 2020, from $1.08 billion at December 31, 2019.  The quarterly increase consisted of an $18.65 million increase in non-interest-bearing demand account balances, a $7.79 million increase in certificates of deposit account balances, a $6.71 million increase in savings account balances, a $4.67 million increase in NOW checking account balances, and a $3.34 million increase in money market account balances.

FHLB Borrowings

Timberland borrowed $10.00 million from the FHLB for asset-liability purposes in March 2020 as long-term borrowing rates dropped to historic lows.  The borrowings are comprised of a $5.00 million five-year borrowing and a $5.00 million seven-year borrowing.  The weighted average interest rate on these borrowings is 1.15%.

Shareholders’ Equity and Capital Ratios

Total shareholders’ equity increased $2.36 million to $178.01 million at March 31, 2020, from $175.65 million at December 31, 2019.  The increase in shareholders’ equity was primarily due to net income of $5.05 million for the quarter, which was partially offset by the payment of $1.67 million in dividends to shareholders and the repurchase of 56,601 shares of the Company’s common stock for $1.24 million (an average price of $21.88 per share).  Timberland had 144,852 shares available to be repurchased on its existing stock repurchase plan at March 31, 2020.

Timberland remains well capitalized with a total risk-based capital ratio of 19.78% and a Tier 1 leverage capital ratio of 12.75% at March 31, 2020.

Asset Quality

Timberland’s non-performing assets to total assets ratio improved to 0.38% at March 31, 2020 compared to 0.41% one year ago and 0.39% at December 31, 2019.  There were net recoveries of $8,000 for the current quarter compared to net charge-offs of $8,000 for the preceding quarter and net recoveries of $208,000 for the comparable quarter one year ago.

A $2.00 million provision for loan losses was made during the current quarter due to the economic uncertainty associated with the COVID-19 pandemic. On March 24, 2020, Washington State Governor Jay Inslee signed a statewide order requiring residents to stay at home unless involved in an essential activity.  All businesses, except those considered essential were also ordered to close.  As a result of the mandated shutdown, Timberland began working with loan customers on loan deferral and forbearance plans.

As a result of the $2.00 million provision, the allowance for loan losses to loans receivable increased to 1.29% at March 31, 2020 from 1.07% at December 31, 2019.  The allowance for loan losses as a percentage of loans receivable is impacted by the loans acquired in the South Sound Acquisition.  Included in the recorded value of loans acquired in acquisitions are net

Timberland Fiscal Q2 2020 Earnings
April 28, 2020

discounts which may reduce the need for an allowance for loan losses on such loans because they are carried at an amount below their outstanding principal balance.  The recorded value of loans acquired in the South Sound Acquisition was $123.62 million and the related fair value discount was $2.08 million, or 1.68% of the loans acquired.  The remaining fair value discount on loans acquired in the South Sound Acquisition was $1.13 million at March 31, 2020.  The allowance for loan losses to loans receivable (excluding the remaining balance of the loans acquired in the South Sound Acquisition) was 1.42% (non-GAAP) at March 31, 2020.

Total delinquent loans (past due 30 days or more) and non-accrual loans decreased $440,000, or 11%, to $3.43 million at March 31, 2020, from $3.87 million at December 31, 2019, and decreased $143,000, or 4%, from $3.57 million one year ago.  Non-accrual loans increased $146,000, or 5%, to $3.22 million at March 31, 2020 from $3.07 million at December 31, 2019, and increased $471,000, or 17%, from $2.75 million one year ago.

Non-Accrual Loans
($ in thousands)

	March 31, 2020		December 31, 2019		March 31, 2019
	Amount	Quantity	Amount	Quantity	Amount	Quantity
Mortgage loans:
One- to four-family	$941	5	$942	4	$568	4
Commercial	947	3	736	3	844	2
Land	193	2	198	2	461	3
Total mortgage loans	2,081	10	1,876	9	1,873	9

Consumer loans
Home equity and second
mortgage	581	6	581	6	342	4
Other	11	1	12	1	15	1
Total consumer loans	592	7	593	7	357	5

Commercial business loans	543	8	601	9	515	9
Total loans	$3,216	25	$3,070	25	$2,745	23

OREO and other repossessed assets decreased 19% to $1.62 million at March 31, 2020, from $2.01 million at March 31, 2019, and decreased 2% from $1.66 million at December 31, 2019.  At March 31, 2020, the OREO and other repossessed asset portfolio consisted of ten individual land parcels.  During the quarter ended March 31, 2020, one OREO property was sold at book value.

OREO and Other Repossessed Assets
($ in thousands)

	March 31, 2020		December 31, 2019		March 31, 2019
	Amount	Quantity	Amount	Quantity	Amount	Quantity
Commercial	$--	--	$--	--	$473	3
Land	1,623	10	1,659	11	1,533	11
Total	$1,623	10	$1,659	11	$2,006	14

Non-GAAP Financial Measures
In addition to results presented in accordance with generally accepted accounting principles (“GAAP”), this press release contains certain non-GAAP financial measures.  Timberland believes that certain non-GAAP financial measures provide investors with information useful in understanding the Company’s financial performance; however, readers of this report are urged to review these non-GAAP financial measures in conjunction with GAAP results as reported.

Financial measures that exclude intangible assets are non-GAAP measures.  To provide investors with a broader understanding of capital adequacy, Timberland provides non-GAAP financial measures for tangible common equity, along with the GAAP

Timberland Fiscal Q2 2020 Earnings
April 28, 2020

measure.  Tangible common equity is calculated as shareholders’ equity less goodwill and CDI.  In addition, tangible assets equal total assets less goodwill and CDI.

The following table provides a reconciliation of ending shareholders’ equity (GAAP) to ending tangible shareholders’ equity (non-GAAP), and ending total assets (GAAP) to ending tangible assets (non-GAAP).

($ in thousands)	March 31, 2020	December 31, 2019	March 31, 2019

Shareholders’ equity	$178,008	$175,653	$162,338
Less goodwill and CDI	(16,959)	(17,061)	(17,395)
Tangible common equity	$161,049	$158,592	$144,943

Total assets	$1,323,101	$1,270,542	$1,240,569
Less goodwill and CDI	(16,959)	(17,061)	(17,395)
Tangible assets	$1,306,142	$1,253,481	$1,223,174

Acquisition of South Sound Bank
On October 1, 2018, the Company completed the acquisition of South Sound Bank, a Washington-state chartered bank, headquartered in Olympia, Washington (“South Sound Acquisition”).  The Company acquired 100% of the outstanding common stock of South Sound Bank, and South Sound Bank was merged into Timberland Bank and the Company.  Pursuant to the terms of the merger agreement, South Sound Bank shareholders received 0.746 of a share of the Company’s common stock and $5.68825 in cash per share of South Sound Bank common stock.  The Company issued 904,826 shares of its common stock (valued at $28,267,000 based on the Company’s closing stock price on September 30, 2018 of $31.24 per share) and paid $6,903,000 in cash in the transaction for total consideration paid of $35,170,000.

About Timberland Bancorp, Inc.
Timberland Bancorp, Inc., a Washington corporation, is the holding company for Timberland Bank (“Bank”).  The Bank opened for business in 1915 and serves consumers and businesses across Grays Harbor, Thurston, Pierce, King, Kitsap and Lewis counties, Washington with a full range of lending and deposit services through its 24 branches (including its main office in Hoquiam).

Disclaimer
Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to our financial condition, results of operations, plan, objectives, future performance or business. Forward-looking statements are not statements of historical fact, are based on certain assumptions and often include the words “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future or conditional verbs such as “may,” “will,” “should,” “would” and “could.”  Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, assumptions and statements about future performance.  These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from the results anticipated or implied by our forward-looking statements, including, but not limited to: the expected cost savings, synergies and other financial benefits from our acquisition of South Sound Bank might not be realized within the expected time frames or at all; the integration of the combined company, including personnel changes/retention, might not proceed as planned; and the combined company might not perform as well as expected; the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets which may lead to increased losses and non-performing assets in our loan portfolio, and may result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our loan loss reserves; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in our market areas; secondary market conditions for loans and our ability to sell loans in the secondary market; results of examinations of us by the Board of Governors of the Federal Reserve System and our bank subsidiary by the Federal Deposit Insurance Corporation, the Washington State Department of Financial Institutions, Division of Banks or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, institute a formal or informal enforcement

Timberland Fiscal Q2 2020 Earnings
April 28, 2020

action against us or our bank subsidiary which could require us to increase our allowance for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits or impose additional requirements or restrictions on us, any of which could adversely affect our liquidity and earnings; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules including as a result of Basel III; the impact of the Dodd Frank Wall Street Reform and Consumer Protection Act and implementing regulations; our ability to attract and retain deposits;  increases in premiums for deposit insurance; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our consolidated balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our workforce and potential associated charges; disruptions, security breaches, or other adverse events, failures or interruptions in, or attacks on, our information technology systems or on the third-party vendors who perform several of our critical processing functions; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; our ability to manage loan delinquency rates;  increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; our ability to pay dividends on our common and stock; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; the economic impact of war or any terrorist activities; natural disasters; pandemics such as COVID-19; other economic, competitive, governmental, regulatory, and technological factors affecting our operations; pricing, products and services; and other risks detailed in our reports filed with the Securities and Exchange Commission.

Any of the forward-looking statements that we make in this press release and in the other public statements we make are based upon management’s beliefs and assumptions at the time they are made.  We do not undertake and specifically disclaim any obligation to publicly update or revise any forward-looking statements included in this report to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise.  In light of these risks, uncertainties and assumptions, the forward-looking statements discussed in this document might not occur and we caution readers not to place undue reliance on any forward-looking statements.  These risks could cause our actual results for fiscal 2020 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of us, and could negatively affect the Company’s consolidated financial condition and results of operations as well as its stock price performance.

Timberland Fiscal Q2 2020 Earnings
April 28, 2020

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME	Three Months Ended
($ in thousands, except per share amounts)	March 31,	Dec. 31,	March 31,
(unaudited)	2020	2019	2019
Interest and dividend income
Loans receivable	$12,823	$12,764	$12,216
Investment securities	489	439	297
Dividends from mutual funds, FHLB stock and other investments	35	37	39
Interest bearing deposits in banks	784	951	1,289
Total interest and dividend income	14,131	14,191	13,841

Interest expense
Deposits	1,243	1,189	1,113
Borrowings	8	--	--
Total interest expense	1,251	1,189	1,113
Net interest income	12,880	13,002	12,728

Provision for loan losses	2,000	200	--
Net interest income after provision for loan losses	10,880	12,802	12,728

Non-interest income
Service charges on deposits	1,078	1,200	1,190
ATM and debit card interchange transaction fees	1,015	1,094	857
Gain on sale of loans, net	736	953	288
Bank owned life insurance (“BOLI”) net earnings	147	147	1,156
Servicing income on loans sold	62	51	117
Recoveries on investment securities, net	3	103	9
Other	639	390	323
Total non-interest income	3,680	3,938	3,940

Non-interest expense
Salaries and employee benefits	4,621	4,722	4,867
Premises and equipment	943	894	993
Loss (gain) on disposition of premises and equipment, net	(3)	(99)	8
Advertising	159	183	175
OREO and other repossessed assets, net	51	(1)	52
ATM and debit card processing	359	440	389
Postage and courier	145	135	138
State and local taxes	233	216	209
Professional fees	210	269	184
FDIC insurance (credit)	--	(27)	97
Loan administration and foreclosure	78	89	84
Data processing and telecommunications	515	584	1,068
Deposit operations	274	317	364
Amortization of CDI	102	101	110
Other, net	599	550	539
Total non-interest expense, net	8,286	8,373	9,277

Income before income taxes	6,274	8,367	7,391
Provision for income taxes	1,225	1,715	1,277
Net income	$5,049	$6,652	$6,114

Net income per common share:
Basic	$0.61	$0.80	$0.74
Diluted	0.60	0.78	0.72

Weighted average common shares outstanding:
Basic	8,344,201	8,341,470	8,310,074
Diluted	8,456,659	8,475,029	8,464,650

Timberland Fiscal Q2 2020 Earnings
April 28, 2020

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME	Six Months Ended
($ in thousands, except per share amounts)	March 31,	March 31,
(unaudited)	2020	2019
Interest and dividend income
Loans receivable	$25,587	$23,997
Investment securities	928	575
Dividends from mutual funds, FHLB stock and other investments	72	78
Interest bearing deposits in banks	1,735	2,506
Total interest and dividend income	28,322	27,156

Interest expense
Deposits	2,432	2,084
Borrowings	8	--
Total interest expense	2,440	2,084
Net interest income	25,882	25,072

Provision for loan losses	2,200	--
Net interest income after provision for loan losses	23,682	25,072

Non-interest income
Service charges on deposits	2,278	2,405
ATM and debit card interchange transaction fees	2,109	1,806
Gain on sale of loans, net	1,688	675
Bank owned life insurance (“BOLI”) net earnings	294	1,313
Servicing income on loans sold	113	265
Recoveries on investment securities, net	106	20
Other	1,030	722
Total non-interest income	7,618	7,206

Non-interest expense
Salaries and employee benefits	9,343	9,473
Premises and equipment	1,837	1,947
Loss (gain) on disposition of premises and equipment, net	(102)	8
Advertising	342	366
OREO and other repossessed assets, net	50	102
ATM and debit card processing	799	811
Postage and courier	279	248
State and local taxes	449	405
Professional fees	480	419
FDIC insurance (credit)	(27)	171
Loan administration and foreclosure	167	171
Data processing and telecommunications	1,099	1,681
Deposit operations	591	658
Amortization of CDI	203	219
Other, net	1,149	1,160
Total non-interest expense, net	16,659	17,839

Income before income taxes	14,641	14,439
Provision for income taxes	2,940	2,710
Net income	$11,701	$11,729

Net income per common share:
Basic	$1.40	$1.41
Diluted	1.38	1.39

Weighted average common shares outstanding:
Basic	8,342,828	8,301,550
Diluted	8,465,894	8,461,138

Timberland Fiscal Q2 2020 Earnings
April 28, 2020

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED BALANCE SHEETS
($ in thousands, except per share amounts) (unaudited)	March 31,	Dec. 31,	March 31,
	2020	2019	2019
Assets
Cash and due from financial institutions	$22,862	$24,322	$23,957
Interest-bearing deposits in banks	145,286	94,529	150,629
Total cash and cash equivalents	168,148	118,851	174,586

Certificates of deposit (“CDs”) held for investment, at cost	82,472	76,249	65,737
Investment securities:
Held to maturity, at amortized cost	36,667	39,080	41,361
Available for sale, at fair value	42,439	38,826	3,078
FHLB stock	1,922	1,437	1,437
Other investments, at cost	3,000	3,000	3,000
Loans held for sale	5,798	5,420	3,068

Loans receivable	919,547	923,032	883,025
Less: Allowance for loan losses	(11,890)	(9,882)	(9,741)
Net loans receivable	907,657	913,150	873,284

Premises and equipment, net	23,072	22,588	22,852
OREO and other repossessed assets, net	1,623	1,659	2,006
BOLI	21,299	21,152	20,707
Accrued interest receivable	3,595	3,665	3,702
Goodwill	15,131	15,131	15,131
CDI	1,828	1,930	2,264
Servicing rights, net	2,724	2,599	2,322
Operating lease right-of-use assets	2,759	2,823	--
BOLI death benefit receivable	--	--	3,048
Other assets	2,967	2,982	2,986
Total assets	$1,323,101	$1,270,542	$1,240,569

Liabilities and shareholders’ equity
Deposits: Non-interest-bearing demand	$316,328	$297,676	$287,338
Deposits: Interest-bearing	809,320	786,801	784,256
Total deposits	1,125,648	1,084,477	1,071,594

Operating lease liabilities	2,759	2,823	--
FHLB borrowings	10,000	--	--
Other liabilities and accrued expenses	6,686	7,589	6,637
Total liabilities	1,145,093	1,094,889	1,078,231

Shareholders’ equity
Common stock, $.01 par value; 50,000,000 shares authorized; 8,309,193 shares issued and outstanding – March 31, 2020 8,346,394 shares issued and outstanding – December 31, 2019 8,336,419 shares issued and outstanding – March 31, 2019	42,258	43,246	43,351
Retained earnings	135,929	132,553	119,032
Accumulated other comprehensive loss	(179)	(146)	(45)
Total shareholders’ equity	178,008	175,653	162,338
Total liabilities and shareholders’ equity	$1,323,101	$1,270,542	$1,240,569

Timberland Fiscal Q2 2020 Earnings
April 28, 2020

KEY FINANCIAL RATIOS AND DATA	Three Months Ended
($ in thousands, except per share amounts) (unaudited)	March 31,	Dec. 31,	March 31,
	2020	2019	2019
PERFORMANCE RATIOS:
Return on average assets (a)	1.56%	2.12%	2.01%
Return on average equity (a)	11.39%	15.40%	15.45%
Net interest margin (a)	4.27%	4.43%	4.51%
Efficiency ratio	50.04%	49.43%	55.66%

	Six Months Ended
	March 31, 2020	March 31, 2019
PERFORMANCE RATIOS:
Return on average assets (a)	1.84%	1.94%
Return on average equity (a)	13.37%	14.99%
Net interest margin (a)	4.35%	4.49%
Efficiency ratio	49.73%	55.27%

	March 31,	Dec. 31,	March 31,
	2020	2019	2019
ASSET QUALITY RATIOS AND DATA:
Non-accrual loans	$3,216	$3,070	$2,745
Loans past due 90 days and still accruing	--	--	--
Non-performing investment securities	238	254	343
OREO and other repossessed assets	1,623	1,659	2,006
Total non-performing assets (b)	$5,077	$4,983	$5,094

Non-performing assets to total assets (b)	0.38%	0.39%	0.41%
Net charge-offs (recoveries) during quarter	$(8)	$8	$(208)
Allowance for loan losses to non-accrual loans	370%	322%	355%
Allowance for loan losses to loans receivable (c)	1.29%	1.07%	1.10%
Troubled debt restructured loans on accrual status (d)	$2,877	$2,894	$2,928

CAPITAL RATIOS:
Tier 1 leverage capital	12.75%	12.91%	12.17%
Tier 1 risk-based capital	18.53%	18.31%	17.52%
Common equity Tier 1 risk-based capital	18.53%	18.31%	17.52%
Total risk-based capital	19.78%	19.47%	18.72%
Tangible common equity to tangible assets (non-GAAP)	12.33%	12.65%	11.85%

BOOK VALUES:
Book value per common share	$21.42	$21.05	$19.47
Tangible book value per common share (e)	19.38	19.00	17.39

________________________________________________
(a)  Annualized
(b)  Non-performing assets include non-accrual loans, loans past due 90 days and still accruing, non-performing investment securities and OREO and other repossessed assets.  Troubled debt restructured loans on accrual status are not included.
(c)  Does not include loans held for sale and is before the allowance for loan losses.
(d)  Does not include troubled debt restructured loans totaling $343, $354 and $299 reported as non-accrual loans at March 31, 2020, December 31, 2019 and March 31, 2019 respectively.
(e)  Tangible common equity divided by common shares outstanding (non-GAAP).

Timberland Fiscal Q2 2020 Earnings
April 28, 2020

AVERAGE BALANCES, YIELDS, AND RATES - QUARTERLY
($ in thousands)
(unaudited)

	For the Three Months Ended
	March 31, 2020		December 31, 2019		March 31, 2019
	Amount	Rate	Amount	Rate	Amount	Rate

Assets
Loans receivable and loans held for sale	$922,011	5.56%	$911,905	5.60%	$876,688	5.57%
Investment securities and FHLB stock (1)	81,925	2.56	65,949	2.89	43,923	3.06
Interest-earning deposits in banks and CDs	203,936	1.54	196,322	1.94	208,760	2.50
Total interest-earning assets	1,207,872	4.68	1,174,176	4.83	1,129,371	4.90
Other assets	85,226		83,405		87,299
Total assets	$1,293,098		$1,257,581		$1,216,670

Liabilities and Shareholders’ Equity
NOW checking accounts	$303,403	0.31%	$296,402	0.30%	$288,429	0.29%
Money market accounts	143,817	0.58	133,755	0.56	158,762	0.79
Savings accounts	178,688	0.12	174,590	0.08	162,702	0.06
Certificates of deposit accounts	169,293	1.78	166,799	1.78	155,227	1.50
Total interest-bearing deposits	795,201	0.63	771,546	0.61	765,120	0.59
Borrowings	2,747	1.17	--	--	--	--
Total interest-bearing liabilities	797,948	0.63	771,546	0.61	765,120	0.59

Non-interest-bearing demand deposits	306,907		305,452		281,240
Other liabilities	10,982		7,825		11,994
Shareholders’ equity	177,261		172,758		158,316
Total liabilities and shareholders’ equity	$1,293,098		$1,257,581		$1,216,670

Interest rate spread		4.05%		4.22%		4.31%
Net interest margin (2)		4.27%		4.43%		4.51%
Average interest-earning assets to
average interest-bearing liabilities	151.37%		152.18%		147.61%
          _____________________________________
(1) Includes other investments
(2) Net interest margin = annualized net interest income /
     average interest-earning assets

Timberland Fiscal Q2 2020 Earnings
April 28, 2020

AVERAGE BALANCES, YIELDS, AND RATES – YEAR-TO-DATE
($ in thousands)
(unaudited)

	For the Six Months Ended
	March 31, 2020		March 31, 2019
	Amount	Rate	Amount	Rate

Assets
Loans receivable and loans held for sale	$916,931	5.58%	$869,184	5.52%
Investment securities and FHLB Stock (1)	73,893	2.71	39,120	3.34
Interest-earning deposits in banks and CD’s	200,107	1.73	209,641	2.39
Total interest-earning assets	1,190,931	4.76	1,117,945	4.86
Other assets	84,311		88,868
Total assets	$1,275,242		$1,206,813

Liabilities and Shareholders’ Equity
NOW checking accounts	$299,884	0.30%	$284,724	0.28%
Money market accounts	138,758	0.57	157,688	0.69
Savings accounts	176,628	0.10	161,643	0.06
Certificate of deposit accounts	168,039	1.78	155,413	1.42
Total interest-bearing deposits	783,309	0.62	759,468	0.55
Borrowings	1,367	1.17	--	--
Total interest-bearing liabilities	784,676	0.62	759,468	0.55

Non-interest-bearing demand deposits	306,175		282,019
Other liabilities	9,394		8,806
Shareholders’ equity	174,997		156,520
Total liabilities and shareholders’ equity	$1,275,242		$1,206,813

Interest rate spread		4.14%		4.31%
Net interest margin (2)		4.35%		4.49%
Average interest-earning assets to
average interest-bearing liabilities	151.77%		147.20%
          _____________________________________
(1) Includes other investments
(2) Net interest margin = annualized net interest income /
     average interest-earning assets